Exhibit 10.15

(English Translation)

Technological Consultant Retaining Agreement

Where as:

Shenzhen ShengTai Industrial Co., LTD (Hereinafter "the Company")

And

The 43rd research institute of China Electronic Technology (Hereinafter "the Institute")

According to the related terms of The Contract Law of The People’s Republic of China, the Company and the Institute herein agree and sign as follow:

  Position: the Company hires the Institute to serve as technological consultant to provide R&D, and consulting service on technology renovation and improvement.

  Term: the cooperation will be valid for 5 years, starts from January 1st 2005 and ends on December 31st 2009, the two parties will renew the contract every year at the ending date of the previous contract.

  Compensation: the compensation to the Institute can be divided into two parts, (a) an annual fee of 480,000RMB and the payment term will be discussed and decided according to the situation by the two parties; (b) On condition that the technology innovation and product improvement of LCD TV power supply, LCD TV 2 in 1 power supply and LCD TV 3 in 1 power supply can reduce the Company’s cost and make it more competitive in the market, and after 12-month sales period, the Company will discuss with the Institute and decide the actual amount of support fee, and the Institute will not be entitled for any dividend or reward from the profit derived from the introduce of the technology.

  Technology result and the ownership: the Institute will primarily provide the Company with new technology and new information of the power supply industry, and improve the rapid development and the industrialization process of the Company’s power supply technology. During the period the Institute serves as technological consultant for the Company, any invent, product, software, technological secret and other business secret, and intellectual property the Institute produced in fulfilling the duty will belong to the Company. The Company can fully and freely use the invent, product, software, technological secret and other business secret in its business scope to apply for protection, run business to sell to the third party. The Institute should provide all required information and take all necessary activity and help the Company acquire and use related intellectual property. If both parties decide to finish the cooperation, the Institute has no right to use or sell the technology.

  Technological requirement, developing schedule and acceptance.

  Non-disclosure liability

a)     The non-disclosure obligation of the Institute

Besides the need to fulfill the contract, the Institute meanwhile bears following non-disclosure obligation:

(1)     In the retaining term, the Institute will have to follow all written and unwritten non-disclosure regulations, systems of the Company and fulfill its non-disclosure responsibility of its position.

(2)     Do not collect any business secret not related to its work of its business.

(3)     Do not disclose, tell, public, issue, initiate, transfer to or in any way let the third party (including people from the Company that should not access the secret according to the non-disclosure regulation) know the technological secret or other business secret of the Company or of other but the Company has the responsibility to keep the secret.

(4)     the Institute guarantees that, within tetaining term, it will not hold any position such as shareholder, partner, director, supervisor, manager, employee, agent, and consultant etc. in any other enterprises and entities, which may compete with the Company in providing similar products and services; furthermore, the Institute will not provide same kind of products and services by itself, unless it’s granted permission from the Company.

b)     Confidentiation provision

Unless having another agreement, no matter if the Institute still serves the Company and for any reason to terminate the consultancy agreement, it must keep all the secrets related to the technology or business information of the Company.

  The Institute will bear their expenses within consultancy term, such as communication expenses, and material expenses etc. the Company will reimburse expenses of business trip and sign other agreements with the Institute if other significant projects are proposed to launch.

  Liability for breach of agreement

Each party of agreement takes compensation liability according to the actual losses to counterpart, once it breaches the agreement.

  Dispute resolution.

The agreement takes effect after signing by both parties. Each party agrees to settle dispute by negotiation when performing agreement. If it fails, application of arbitration will rise to Shenzhen Arbitration Committee.

  The agreement is in duplicate for each party which has same force of law.

Shenzhen ShengTai Industrial Co., LTD
By: ____________________________________
[Company Representative Signature]
Title: ___________________________________
Date: _______________

The 43rd research institute of China Electronic Technology
By: _________________________________
Date: ______________